Exhibit 99.2

Colonial Pipeline Company

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTH PERIODS ENDED

MARCH 31, 2019 AND 2018

(Unaudited)

Colonial Pipeline Company

Interim Condensed Consolidated Balance Sheets

	(Unaudited)
	March 31, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$200,142,180	$159,046,497
Short-term investments	25,524,974	25,362,032
Accounts receivable, net:
Trade:
Affiliates	14,650,277	18,388,000
Non-affiliates	126,833,885	111,175,811
Other receivables	21,899,816	28,339,495
Prepaid expenses and other current assets	13,831,813	20,987,942

Total current assets	402,882,945	363,299,777
Property, plant, and equipment, at cost	3,921,703,635	3,898,416,478
Less accumulated depreciation	(1,580,091,395)	(1,580,158,490)

Net property, plant, and equipment	2,341,612,240	2,318,257,988
Intangible assets	262,503,190	263,278,451
Investment in affiliates	128,452,390	134,558,558
Goodwill	57,071,321	57,071,321
Other assets	18,748,516	17,680,284

Total assets	$3,211,270,602	$3,154,146,379

Liabilities and net stockholders’ deficiency:
Accounts payable and accrued liabilities	$164,015,879	$154,623,813
Accrued compensation	14,666,388	27,738,669
Taxes payable	43,997,021	13,598,012
Accrued interest	48,404,812	28,928,500

Total current liabilities	271,084,100	224,888,994
Long-term debt, net	2,507,107,238	2,506,955,637
Deferred income taxes	480,154,422	469,177,667
Other non-current liabilities	101,454,245	100,902,547
Commitments and contingencies (Note G)
Net stockholders’ deficiency:
Common stock, $1,000 par value; 60,000 shares authorized; 36,000 shares issued	36,000,000	36,000,000
Additional paid-in capital	10,980,000	10,980,000
Accumulated other comprehensive loss	(22,388,686)	(22,678,088)
Retained earnings	51,875,147	52,915,486
Treasury stock, 4,136 shares	(224,995,864)	(224,995,864)

Net stockholders’ deficiency	(148,529,403)	(147,778,466)

Total liabilities and net stockholders’ deficiency	$3,211,270,602	$3,154,146,379

See accompanying notes

Colonial Pipeline Company

Interim Condensed Consolidated Statements of Income

and Retained Earnings

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Revenues:
Operating revenues:
Transportation	$335,833,462	$304,837,369
Line lease, storage, blending and other	33,343,094	30,960,665

Total operating revenues	369,176,556	335,798,034
Non-operating revenues:
Interest and other income	1,694,802	1,164,883

Total revenues	370,871,358	336,962,917

Expenses:
Operating expense:
Employee expense	38,125,011	35,401,676
Power	52,299,485	51,965,897
Ad valorem, franchise and other taxes	13,558,792	12,748,024
Depreciation and amortization	20,037,659	18,519,836
Other operating expenses	42,003,313	35,803,290

Total operating expenses	166,024,260	154,438,723

Non-operating expenses:
Interest expense and debt issue costs	32,628,225	28,239,537

Total expenses	198,652,485	182,678,260

Income from equity investments	7,908,696	8,757,562

Income before income tax expense	180,127,569	163,042,219
Income taxes:
Current	29,044,992	28,580,980
Deferred	14,406,708	11,928,540

Total income tax expense	43,451,700	40,509,520

Net income	$136,675,869	$122,532,699

Retained earnings at beginning of period	$52,915,486	$248,218,700
Accumulated other comprehensive income reclass	—	6,248,114
Dividends declared	137,716,208	324,630,432

Retained earnings at end of period	$51,875,147	$52,369,081

See accompanying notes

Colonial Pipeline Company

Interim Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Net income	$136,675,869	$122,532,699
Change in unrecognized pension and other postretirement costs, net of tax	289,402	—

Total other comprehensive income, net of tax	289,402	—

Comprehensive income	$136,965,271	$122,532,699

See accompanying notes

Colonial Pipeline Company

Interim Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Operating activities
Net income	$136,675,869	$122,532,699
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,572,804	18,956,768
Deferred income tax expense	14,406,708	11,928,540
Loss on disposition or sale of assets	—	1,595
Equity investment earnings net of distributions received	5,982,975	(1,222,364)
Changes in operating assets and liabilities:
Accounts receivable	(5,643,614)	45,765,948
Prepaid expenses and other current assets	7,156,129	32,532,893
Other assets	(1,138,274)	741,119
Accounts payable and accrued liabilities	55,791,345	(40,350,444)
Other noncurrent liabilities	872,410	561,160

Total adjustments	98,000,483	68,915,215

Net cash provided by operating activities	234,676,352	191,447,914

Investing activities
Additions to property, plant, and equipment	(55,518,641)	(62,432,279)
Proceeds from disposal or sale of assets	37,723	39,136

Net cash used in investing activities	(55,480,918)	(62,393,143)

Financing activities
Net proceeds from commercial paper	—	30,000,000
Net proceeds from issuance of long-term debt	—	543,543,000
Dividends paid	(137,716,208)	(324,630,432)
Deferred financing costs paid	(383,543)	(4,987,500)

Net cash (used in) provided by financing activities	(138,099,751)	243,925,068

Net increase in cash and cash equivalents	41,095,683	372,979,839
Cash and cash equivalents at beginning of period	159,046,497	102,544,062

Cash and cash equivalents at end of period	$200,142,180	$475,523,901

See accompanying notes

Colonial Pipeline Company

Notes to Interim Condensed Consolidated Financial Statements

Note A – Basis of Presentation

The accompanying financial statements are presented on a consolidated basis and include the accounts of Colonial Pipeline Company and its subsidiaries (Colonial or the Company). The unaudited Interim Condensed Consolidated Financial Statements included herein have been prepared by management in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and present the Company’s financial position, results of operations, and cash flows. These condensed consolidated financial statements reflect all normal and recurring adjustments that are, in the opinion of management, necessary to present fairly the consolidated results for the interim condensed periods presented. Certain information and footnote disclosures normally included in the Company’s annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. However, management believes that the disclosures included in this quarterly document are adequate to make the information presented not misleading. These financial statements and related disclosures should be read in conjunction with the Company’s audited consolidated financial statements as of December 31, 2018, as further information regarding the Company’s accounting policies are retained therein. Operating results for the three-month period ended March 31, 2019 are not necessarily indicative of the results that may be expected and ultimately realized for the year ending December 31, 2019.

Note B – Recent Accounting Pronouncements

In March 2017, the FASB issued ASU 2017-07, Compensation – Retirement Benefits (Topic 715) – Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This standard requires an employer to report the service cost component of a retirement benefit plan in the same financial statement line item as other compensation costs arising from services rendered by the pertinent employees during the period and present other components of net periodic benefit cost outside of income from operations. This standard is effective for the Company for the year ended December 31, 2019 and will not have a material impact on the Company’s results of operations, financial condition or cash flows.

In February 2016, the FASB issued ASU 2016-02, Leases, and subsequent amendments, which requires lessees to recognize a right-of-use asset and a lease liability on the balance sheet for leases with lease terms greater than twelve months as well as enhanced disclosure requirements. Leases will be classified as either a financing lease or an operating lease. An entity has the option to adopt the ASU i) at the beginning of the earliest period presented using a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements; or ii) at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption without restating prior periods. There are various practical expedients an entity may elect to apply. This guidance is effective for the Company for the year ended December 31, 2020. The Company is still evaluating the impact this ASU will have on the Company’s results of operations, financial condition, or cash flows.

Note B – Recent Accounting Pronouncements (continued)

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The two permitted transition methods are the full retrospective method, which requires retrospective presentation of all periods presented, and the modified retrospective method, in which the cumulative effect of applying the standard would be recognized at the date of initial application. This standard is effective for the Company for the year ended December 31, 2019 and is not expected to have a material impact on the Company’s results of operations, financial condition or cash flows.

Colonial also considered other recently issued accounting pronouncements and is currently evaluating the impact these standards will have on the Company’s results of operations, financial condition or cash flows.

Note C – Fair Value of Financial Instruments

The carrying amounts reflected in the Interim Condensed Consolidated Balance Sheets for cash and cash equivalents, short-term investments, accounts receivable, prepaid expenses and other current assets, and accounts payable and accrued expense approximate their respective fair values based on the short-term nature of these instruments. The carrying amount of commercial paper borrowings, when applicable, approximates its fair value based upon the variable rates charged on the borrowings and the short terms to maturity (typically seven days or less) for these instruments.

Relevant accounting literature establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs in determining fair value.

Level 1 inputs are quoted market prices in active markets for identical assets or liabilities. Such inputs are the basis for the fair values of the Company’s deferred compensation plan assets, which are included in Other assets within the Interim Condensed Consolidated Balance Sheets.

Level 2 inputs are observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities or other inputs that are observable or can be corroborated by observable market data. The fair value of the Company’s overnight repurchase agreement is determined based upon the quoted market prices for the U.S. Treasury securities associated with the repurchase agreements that are reflected within Cash and cash equivalents within the Interim Condensed Consolidated Balance Sheets.

Note C – Fair Value of Financial Instruments (continued)

Assets and liabilities measured at fair value on a recurring basis are summarized in the tables below and do not include the value of outstanding checks and other cash balances that are not subject to repurchase agreements:

	Fair Value at March 31, 2019
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(In Thousands)
Assets:
Deferred compensation assets	$6,456	$—	$—	$6,456
Overnight repurchase agreements	—	150,000	—	150,000

Total assets	$6,456	$150,000	$—	$156,456

	Fair Value at December 31, 2018
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(In Thousands)
Assets:
Deferred compensation assets	$5,444	$—	$—	$5,444
Overnight repurchase agreements	—	150,000	—	150,000

Total assets	$5,444	$150,000	$—	$155,444

Note D – Related-Party Matters

Operating revenues from stockholder companies (or related parties of stockholder companies) were approximately $30.9 million and $28.3 million for the three-month periods ended March 31, 2019 and 2018, respectively.

The Company owns a 50% interest in Bengal Pipeline Company, LLC (Bengal), a joint venture with Shell Midstream Partners, L.P. (SHLX). SHLX is a member of Colonial’s ownership group. The Company records its investment in Bengal under the equity method of accounting. Income from this joint venture is recorded in the Income from equity investments line item of the Interim Condensed Consolidated Statements of Income and Retained Earnings.

The Company is a party to an administrative services agreement and a tank farm operating agreement with Bengal. Under these agreements, the Company operates a tank farm for Bengal and provides certain administrative services to Bengal. These agreements were renewed in 2018 and expire in December 2021, and are renewable by either party upon written notice of intent. The Company has recorded revenues of approximately $1.2 million and $1.1 million for services rendered under these agreements during the first three months of 2019 and 2018, respectively.

The Company, through a wholly-owned subsidiary, owns a 50% interest in Powder Springs Logistics, LLC (Powder Springs), a joint venture with an unrelated third party. The Company records its investment in Powder Springs under the equity method of accounting. Income from this joint venture is recorded in the Income from equity investments line item of the Interim Condensed Consolidated Statements of Income and Retained Earnings.

In connection with the joint venture, the Company entered into certain agreements with Powder Springs. These agreements include various license, access, use agreements and a land lease which have an initial term of ten years, expiring in 2027.

Note E – Long-Term Debt and Other Borrowing Facilities

Long-term debt and other borrowings were as follows at:

	March 31, 2019	December 31, 2018
	(In Thousands)
Unsecured notes:
3.50% notes, due October 15, 2020 (net of unamortized discount of $99 and $115 at March 31, 2019 and December 31, 2018, respectively)	$274,901	$274,885
3.75% notes, due October 1, 2025 (net of unamortized discount of $623 and $647 at March 31, 2019 and December 31, 2018, respectively)	349,377	349,353
8.375% notes, due November 1, 2030 (net of unamortized discount of $870 and $888 at March 31, 2019 and December 31, 2018, respectively)	174,130	174,112
7.63% notes, due April 15, 2032 (net of unamortized discount of $47 and $48 at March 31, 2019 and December 31, 2018, respectively)	399,953	399,952
6.58% notes, due August 28, 2032 (net of unamortized discount of $60 and $61 at March 31, 2019 and December 31, 2018, respectively)	184,940	184,939
6.375% notes, due August 1, 2037 (net of unamortized discount of $603 and $612 at March 31, 2019 and December 31, 2018, respectively)	249,397	249,388
4.20% notes, due April 15, 2043 (net of unamortized discount of $2,178 and $2,201 at March 31, 2019 and December 31, 2018, respectively)	347,822	347,799
4.25% notes, due April 15, 2048 (net of unamortized discount of $6,242 and $6,296 at March 31, 2019 and December 31, 2018, respectively)	543,758	543,704

Total debt, excluding deferred financing costs	2,524,278	2,524,132
Unamortized deferred financing costs	(17,171)	(17,176)
Less: amounts due within one year	—	—

Long-term debt, net	$2,507,107	$2,506,956

On March 29, 2018, Colonial issued $550 million of 4.25% senior unsecured notes due 2048. The terms of the unsecured notes indenture are consistent with the Company’s existing indentures. The Company used the net proceeds from this offering (1) to partially fund capital expenditures for growth projects, as well as infrastructure improvements and initiatives that extend the useful life of the pipeline system and (2) to partially fund a dividend to stockholders, consistent with prior practices. Remaining net proceeds have been used for general corporate purposes.

Note E – Long-Term Debt and Other Borrowing Facilities (continued)

The Company’s unsecured notes are governed by unsecured note indentures that contain provisions that restrict the Company from entering into certain transactions and that also require semi-annual payments of interest. The principal amounts associated with these notes are due at maturity. Colonial believes it is in compliance with its debt covenants as of March 31, 2019, and the Company believes that, during the next twelve months, its liquidity and capital resources will be sufficient to meet its current working capital, capital expenditure, and other anticipated cash requirements.

The Company issues commercial paper to fund working capital requirements and capital expenditures. As of March 31, 2019 and December 31, 2018, there were no commercial paper notes outstanding. The Company maintains a revolving credit facility with a group of banks, which serves as back-up liquidity for the Company’s commercial paper program. As of March 31, 2019 and December 31, 2018, Colonial’s borrowing capacity on the existing credit facility was $500 million. This facility is scheduled to expire on April 28, 2022. At March 31, 2019 and December 31, 2018, no amounts were outstanding under this revolving credit agreement. The Company pays a facility fee that varies based upon the Company’s debt ratings.

Note F – Subsequent Events

Other than those transactions described throughout these Notes to Interim Condensed Consolidated Financial Statements, no significant events occurred subsequent to the balance sheet date but prior to the June 26, 2019 issuance of this report that would have a material impact on the interim consolidated financial statements.

Note G – Commitments and Contingencies

Colonial operates within an industry whose regulations afford shippers and other parties with a formal mechanism to protest and file complaints against the Company regarding its primary source of revenue – tariffs that are charged to customers that utilize the Company’s transportation-related services. Separately, the Company is party to certain negotiated, multi-year business agreements that may restrict the Company from taking certain prospective tariff rate actions. Accordingly, Colonial is subject to various legal claims and other loss contingencies that arise from the conduct of its normal business and operations. While the Company is partially insured for certain types of events, its insurance programs do not provide the Company protection from losses that may arise from tariff-based challenges. Colonial establishes accruals for legal contingencies when the costs associated with those matters become probable of occurrence and can be reasonably estimated. The actual costs of resolving legal claims may be substantially higher or lower than the amounts accrued for such claims. However, unless otherwise disclosed, the Company cannot make a meaningful estimate of actual costs or a range of reasonably possible losses that could be higher or lower than the amounts accrued. While the ultimate effect of the contingencies addressed herein cannot be determined at this time, the Company does not currently anticipate that these contingencies will have a material impact on the Company’s financial position, its results of operations, or its cash flow unless otherwise disclosed.

Note G – Commitments and Contingencies (continued)

Matters Pertaining to Customer Actions

Between 2012 and 2014, certain of Colonial’s airline shippers contacted the Company indicating the intent to file with the FERC complaints alleging unlawful charges by Colonial, a few of which did file complaints with the FERC. All such issues were settled and, to the extent they involved actual complaints with the FERC, were the subject of formal settlement filings. As part of these settlements, Colonial agreed to make lump sum payments to certain of these shippers and agreed to certain incentive rates for an established period of time in exchange for the shippers’ agreement not to challenge Colonial’s rates during the term of the settlement. The settlements have different effective dates and different terms. One of the settlements, involving two shippers, expired June 30, 2018 and another settlement expired December 31, 2018.

On November 22, 2017, three of Colonial’s shippers filed a complaint with the FERC challenging that the Company’s rates are unjust and unreasonable. These shippers are seeking reparations reaching back two years prior to the filing and during the pendency of the complaint. An adverse outcome could also result in a reduction of the Company’s prospective rates, including its market- based rates. Since then, several other shippers have filed similar complaints or motions to intervene. The latter complaints ask the FERC to consolidate the complaint with the original complaint so that the cases may be heard together. Colonial filed answers to these complaints. Colonial’s answers state that it believes it has substantial defenses to the complaints, which the Company intends to pursue vigorously. On September 20, 2018, the FERC issued an order to consolidate the complaints and set the combined complaint for settlement and hearing. Subsequent to the order, additional complaints have been filed, the majority of which have also been consolidated. As part of the order, the FERC established separate proceedings for complaints regarding (a) the Company’s market-based rates and (b) the Company’s index-based rates and transmix and product loss practices. On April 30, 2019, an order was issued terminating the settlement proceedings. On May 2, 2019, the FERC issued an order that designated a judge for the rate case hearing. It is not possible at this time for Colonial to reasonably estimate the potential exposure it may face if these complaints are successful. However, considering the magnitude and breadth of the allegations, they could have a material adverse impact on the Company’s financial condition, its results of operations, and its overall liquidity.

Separately, the FERC has initiated an investigation into certain of Colonial’s line apportionment practices that include, but are not limited to, Colonial’s administration of shipper history transfers and its capacity allocation program. This investigation was undertaken by the FERC in response to a complaint that was filed in 2016 by a limited number of shippers and is not expected to affect the amounts that Colonial charges for transportation services.

Finally, the FERC has been requested to make various changes to its policy regarding the allowance of income taxes in pipeline rates, including a mandatory reduction in rates to reflect the impact of the reduction in corporate income tax rates set forth by the TCJA. The FERC noted that it would not take industry-wide action at this time to reduce oil pipelines rates. Instead, the effects of the TCJA would be factored into the level of the index that will be in effect for the five-year period beginning July 1, 2021.

Note G – Commitments and Contingencies (continued)

Matters Pertaining to System Integrity Events

In early September 2016, a product release that involved one of Colonial’s pipelines was reported near Helena, Alabama.

On October 31, 2016, a contract crew was excavating Colonial’s primary gasoline pipeline near Helena, Alabama, to prepare for work required as a result of the previously described September 2016 release. During the excavation, an incident occurred that resulted in a product release and fire, and caused the Company to shut down its primary gasoline pipeline. The incident resulted in two fatalities as well as the hospitalization of several contractors. Colonial restarted the affected pipeline on November 6, 2016. During 2018, parties impacted by the incident filed suit against Colonial. Provisional reserves related to this matter are reflected within the Interim Condensed Consolidated Balance Sheets.

The investigations of these events remain ongoing. The ultimate costs of these incidents are unknown at this time, and it is possible that the Company may incur additional fines, penalties, or other financial or operational costs related to these events.

Environmental and Regulatory Matters

Colonial’s operations are subject to federal, state, and local laws and regulations that govern the transportation, handling, storage, and disposal of hazardous substances, and the remediation of sites that may be affected by such activity. Permits and environmental controls are required for certain of the Company’s operations, and these permits and controls are subject to modification, renewal, and revocation by their issuing authorities. Environmental laws and regulations have generally become stricter in recent years, and the cost of responding to future changes may be substantial. While the Company believes that it is currently in compliance with all material environmental laws and regulations, and that it has taken reasonable steps to ensure such compliance, there can be no assurance that it will not incur significant costs to remediate violations of such laws and regulations or to comply with changes in, or stricter or different interpretation of, existing laws and regulations. Such costs could have a material adverse effect on the Company’s financial results.

Accrued liabilities for legal and regulatory contingencies totaled $83.7 million and $83.9 million at March 31, 2019 and December 31, 2018, respectively. The Company classifies these liabilities as current or noncurrent based on management’s estimate regarding the timing of payments. Colonial anticipates that it will expend approximately $33.9 million of the amount accrued as of March 31, 2019 during the next twelve months. These accruals contemplate legal and environmental contingencies involving 39 incident sites and do not include amounts involving the customer referenced earlier in this report. Due to the nature of these contingencies, the timing of the distribution of related payments is not estimable.

Note G – Commitments and Contingencies (continued)

The estimates of the Company’s liabilities that are discussed throughout this report are based upon currently available facts, existing technology, and presently enacted laws and regulations. When the available information is only sufficient to estimate a range of probable liability and no amount within the range is more likely to be paid than any other, the lower end of the estimated range is used to determine the liability. Estimates of environmental liabilities may be revised in accordance with results of additional testing and geological studies, the success of remediation initiatives addressing the most significant areas of contamination, the rate at which site conditions may change, and the requirements of various regulatory agencies that may be monitoring the Company’s efforts. While it is reasonably possible that material liabilities in excess of amounts recorded may exist, the Company is presently unable to make further estimates regarding such amounts.

Self-Insurance

Colonial is partially self-insured for risks including, but not limited to, environmental damage arising from events whose onset may be either sudden or gradual, physical loss to property, workers’ compensation, and automobile liability. As of March 31, 2019, the Company’s self- insured retention for claims involving the majority of these risks was limited to $20 million per occurrence. Colonial’s insurance program provides up to $800 million of indemnification for environmental events, which is subject to the aforementioned self-insurance retention thresholds. The Company’s insurance does not cover every potential risk associated with operating a pipeline and other facilities.

Note H – Defined Benefit Pension Plan

Colonial does not expect to make a qualified pension contribution during 2019.

Note I – Income Taxes

Colonial files income tax returns with the Internal Revenue Service (IRS) and states in which the pipeline operates or has employees. The income tax provision for interim periods is determined using an estimate of the annual effective tax rate, adjusted for any discrete items in the relevant period. Each quarter, the estimate of the annual effective tax rate is updated, and if the estimated effective tax rate changes, a cumulative adjustment is made.

On December 22, 2017, the TCJA was signed into law. The TCJA reduced the U.S. corporate income tax rate from 35% to 21% effective January 1, 2018. Colonial prospectively adopted ASU 2018-02, Income Statement – Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, and recorded a $6.2 million adjustment that effective increased retained earnings and decreased tax effects otherwise “stranded” in AOCI. The effect of this adjustment is presented in the Interim Condensed Consolidated Statements of Income and Retained Earnings.

Note I – Income Taxes (continued)

The IRS continues to issue regulations that provide further interpretation and guidance on the law and each respective state‘s adoption of the provisions contained in the Tax Reform Legislation remains uncertain. The Company does not believe these regulations will have a material impact on the Company’s results of operations, financial condition or cash flows.

The Company files income tax returns with the Internal Revenue Service (IRS) and states in which the pipeline operates or has employees. As of March 31, 2019, the Company’s tax years 2015 through 2017 are subject to examination by the IRS and the Company’s tax years 2014 through 2017 are subject to examination by certain state and local authorities. The Company is currently under examination by the IRS for the 2016 calendar year and the state of New Jersey for calendar years 2014 through 2017. The result of these examinations is not currently expected to have a material impact upon the Company’s financial statements, results of operations or cash flows.

Note J – Acquisition

On May 1, 2018 (the Closing Date), the Company acquired all of the membership interests of Northstar Port Arthur LLC (Northstar), the owner of a marine terminal located in Port Arthur, Texas. The purchase price for the transaction was $101.2 million. The acquisition expands the Company’s footprint and operational capabilities in the Gulf Coast region. The transaction was accounted for as a business combination in accordance with relevant accounting literature.

Beginning on the Closing Date, the Company included the operating results of Northstar on a consolidated basis within its consolidated financial statements. The contribution of Northstar’s revenues and expenses to Colonial’s financial results presented herein is immaterial. The Company expensed all acquisition and transaction costs associated with the acquisition. Under the acquisition method of accounting, Colonial made an assignment of the acquisition price to Northstar’s net tangible and intangible assets based on their estimated fair values as of the Closing Date. The excess of the acquisition price over the net tangible and identifiable intangible assets has been recorded as Goodwill within the Interim Condensed Consolidated Balance Sheets. This goodwill is deductible for income tax purposes.

Note J – Acquisition (continued)

A summary of the purchase price allocation is as follows:

Net Assets Acquired (in thousands):
Assets acquired:
Cash and cash equivalents	$16
Accounts receivable	737
Property, plant and equipment	21,896
Customer relationships	49,500
Goodwill	29,501

Total assets acquired	101,650
Liabilities assumed:
Accounts payable and accrued expenses	(431)

Total liabilities assumed	(431)

Net assets acquired	$101,219

Of the total purchase price, $49.5 million has been allocated to identifiable intangible assets, namely customer relationships. The value allocated to customer relationships is being amortized on a straight-line basis over a period of 20 years. Amortization expense for these customer relationships was $0.6 million for the three-month period ending March 31, 2019. Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized, including expected synergies from the acquisition.